Exhibit 4

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

November 7, 2008

between

BEST BUY CO., INC.

BEST BUY STORES, L.P.

The SUBSIDIARY GUARANTORS Party Hereto

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

$150,000,000

J.P. MORGAN SECURITIES INC., GOLDMAN SACHS BANK USA,

UBS SECURITIES LLC AND WELLS FARGO BANK, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA, UBS LOAN FINANCE LLC, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

i

SCHEDULE 1 - Commitments
SCHEDULE 2 - Existing and Available Indebtedness; Certain Existing Liens
SCHEDULE 3 - Restrictive Agreements
SCHEDULE 4 - Subsidiaries

EXHIBIT A - Form of Assignment and Assumption
EXHIBIT B - Form of Guarantee Assumption Agreement
EXHIBIT C - Form of Opinion of General Counsel to the Parent Guarantor
EXHIBIT D - Form of Opinion of Simpson Thacher & Bartlett LLP, Special Counsel to the Parent Guarantor
EXHIBIT E - Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, New York Counsel to the Initial Lenders
EXHIBIT F – Form of Non-Bank Certificate
EXHIBIT G - Form of Borrowing Request

CREDIT AGREEMENT dated as of November 7, 2008, between BEST BUY CO., INC., BEST BUY STORES, L.P., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) make loans to the Borrower in an aggregate principal amount not exceeding $150,000,000 in U.S. dollars.  The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) 1% plus the Adjusted LIBO Rate (without giving effect to any rounding) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans and unused Commitments represented by such Lender’s Loans and unused Commitments.

“Applicable Rate” means, for any day, (a) with respect to any ABR Loan, 3.00% or (b) with respect to any Eurodollar Loan, 3.50%.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Best Buy Stores, L.P., a Virginia limited partnership.

“Borrowing” means (a) all ABR Loans made, converted or continued on the same date or (b) all Eurodollar Loans that have the same Interest Period.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Flow Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of (a) Net Interest-bearing Indebtedness on such day plus eight times Rental and Lease Expense for the Measurement Period ended on such day, to (b) the sum of EBITDA and Rental and Lease Expense for the Measurement Period ended on such day.

“Change in Control” means any of (a) the occurrence, after the Effective Date, of any of any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of common stock of the Parent Guarantor representing 50% or more of the combined voting power of all common stock of the Parent Guarantor entitled to vote in the election of directors, (b) during any period of up to twelve consecutive months, whether commencing before or after the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Parent Guarantor, ceasing for any reason (other than by reason of death, disability or scheduled retirement) to constitute a majority of the Board of Directors of the Parent Guarantor, unless such directors were replaced by new directors whose election to the Board of Directors of the Parent Guarantor, or whose nomination for election by the shareholders of the Parent Guarantor, was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (c) the failure of the Parent Guarantor to own, directly or indirectly, 100% of the capital stock of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make one or more Loans hereunder during the Availability Period, expressed as an amount representing the maximum aggregate principal amount of the Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or 2.08(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $150,000,000.

“Commitment Termination Date” means December 17, 2008.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Parent Guarantor or any of its Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition of any Inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Parent Guarantor organized or incorporated under the laws of any State within the United States of America or the District of Columbia.

“EBITDA” means, for any period, the consolidated net income of the Parent Guarantor and its consolidated Subsidiaries determined in accordance with GAAP plus (a) to the extent deducted in determining such consolidated net income, the sum of (i) interest expense (net of interest income), income tax expense and depreciation and amortization, all as determined in accordance with GAAP, (ii) extraordinary, non-recurring or unusual charges or losses, (iii) charges resulting from the application of FASB Statement Number 123 (Revised), (iv) other non-cash charges, and (v) losses arising from the sale of assets other than in the ordinary course of business, minus (b) to the extent included in such consolidated net income, extraordinary gains and gains arising from the sale of assets other than in the ordinary course of business.

“Effective Date” means the date on which the Administrative Agent declares this Agreement effective as provided in Section 5.01.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means (a) any issuance or sale by the Parent Guarantor or any of its Subsidiaries after the date hereof of any Equity Interest or (b) the receipt by the Parent Guarantor or any of its Subsidiaries after the date hereof of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Parent Guarantor to the Parent Guarantor or any wholly owned Subsidiary of the Parent Guarantor or

(y) any capital contribution by the Parent Guarantor or any wholly owned Subsidiary of the Parent Guarantor to any Subsidiary of the Parent Guarantor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes or minimum Taxes imposed on it (in lieu of net income Taxes), by any Governmental Authority of the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or any Taxes imposed on a Lender by reason of any connection between the Lender and the taxing jurisdiction other than by solely entering into this Agreement or receiving payments, performing its obligations or enforcing its rights hereunder, (b) any branch profits Taxes imposed by the United States of

America or any similar Tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding Tax that is imposed by the United States on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e) or (f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a) or (c).

“Existing 5-Year Credit Agreement” means Credit Agreement dated as of September 19, 2007, between the Parent Guarantor, the subsidiary guarantors party thereto, each of the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, waived, modified or supplemented from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the principal financial officer, chief financial officer, principal accounting officer, treasurer, controller or director-treasury of the Parent Guarantor.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary of the Parent Guarantor that is not organized under the laws of the United States of America or any jurisdiction therein.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of)

such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B by an entity that, pursuant to Section 6.08 is required to become a “Subsidiary Guarantor” hereunder in favor of the Administrative Agent.

“Guarantors” means the Parent Guarantor and each Subsidiary Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness”  means, with respect to any Person at any time of determination, without duplication, the amount which in conformity with GAAP should then be shown on the balance sheet of such Person as a liability in respect of (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued by such Person, (d) all obligations of such Person for the deferred purchase price of property not constituting a current liability, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person in respect of interest rate protection agreements, (g) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (h) all Guarantees by such Person of Indebtedness of others, (i) all Indebtedness of others secured by any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed and (j) all obligations with respect to repurchase agreements or similar transactions.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Lenders” means the Persons listed on Schedule 1.

“Initial Purchase Price” means the initial purchase price paid by the Parent Guarantor with respect to its acquisition of 50% of the Equity Interests in UK Distribution Holdings as disclosed in the Parent Guarantor’s Exchange Act disclosure documents filed with the Securities and Exchange Commission on Forms 10K, 10Q or 8K (or their equivalents).

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) the sum of EBITDA and Rental and Lease Expense for such Measurement Period to (b) the sum of Net Interest Expense/Income and Rental and Lease Expense for such Measurement Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor.

“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is seven days or one month thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investments” means, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of, or the making of any capital contribution to, any other Person or any agreement to make any such acquisition, (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), and (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liabilities of any other Person (provided that for purposes of Section 7.08, the amount of any such Guarantee or contingent obligation shall equal the then outstanding amount of the Indebtedness or other liabilities subject thereto).

“JPMCB” means JPMorgan Chase Bank, N.A.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two

Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which dollar deposits in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement and each Guarantee Assumption Agreement.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulation U issued by the Board, as from time to time amended.

“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations, or financial condition of the Parent Guarantor and its Subsidiaries taken as a whole, (b) material impairment of the ability of any Obligor to perform any material obligation under any Loan Document to which such Person is or becomes a party or (c) material impairment of any of the material rights of, or benefits available to, the Administrative Agent or the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Parent Guarantor and its Subsidiaries in an aggregate principal amount exceeding $150,000,000.

“Material Subsidiary” means, at any time, with respect to any fiscal year of the Parent Guarantor, any Subsidiary which accounted for an amount equal to or greater than five (5%)  percent of the consolidated aggregate revenues of the Parent Guarantor for such fiscal year, provided that, notwithstanding the foregoing, the Borrower and each Subsidiary Guarantor shall be deemed to be a “Material Subsidiary”.

“Measurement Period” means a period of four fiscal quarters ending on the last day of a fiscal quarter of the Parent Guarantor.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” means:

(a)           in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

(b)           in the case of any Equity Issuance, the aggregate amount of all cash received by the Parent Guarantor and its Subsidiaries in respect of such Equity Issuance net of reasonable expenses incurred by the Parent Guarantor and its Subsidiaries in connection therewith.

“Net Cash Payments” means with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Parent Guarantor and its Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Parent Guarantor and its Subsidiaries in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by the Parent Guarantor and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within three months of the date of such Disposition) and (b) Net Cash Payments shall be net of any repayments by the Parent Guarantor or any of its Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property.

“Net Interest-bearing Indebtedness” means, as of the last day of any Measurement Period, all Indebtedness of the Parent Guarantor and its Subsidiaries for borrowed money or that bears interest and that, in accordance with GAAP, would be classified as long term or short term debt on the consolidated balance sheet of the Parent Guarantor, net of the aggregate amount of invested cash and cash equivalents held by the Parent Guarantor or any Subsidiary as of such date, excluding any such cash and cash equivalents that (a) are subject to any Liens, (b) are subject to any restrictions on the use or disposition thereof or (c) are held by a Subsidiary, to the extent such Subsidiary is subject to any restriction on the distribution of such cash or cash equivalents without prior approval or waiver (that has not been obtained), pursuant to the terms of such Subsidiary’s organizational documents or any agreement, judgment, order, law or other restriction binding upon such Subsidiary; provided that in no event shall Net Interest-bearing Indebtedness be less than zero.

“Net Interest Expense/Income” means, for any period of determination, interest expense minus interest income, in each case calculated on a consolidated basis for the Parent Guarantor and its Subsidiaries in accordance with GAAP.

“Obligor” means the Borrower and each Guarantor.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Guarantor” means Best Buy Co., Inc., a Minnesota corporation.

“Participant” has the meaning set forth in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens for Taxes not delinquent or which are being contested in good faith by appropriate proceedings and for which whatever reserves required by GAAP have been established;

(b)           Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto and other similar charges or encumbrances;

(c)           Liens imposed by law, such as landlord’s, materialmens’, mechanic’s, workmen’s, repairmen’s, carriers’, warehousemans’, vendors’ or other similar liens and encumbrances arising in the ordinary course of the business of the Parent Guarantor or any of its Subsidiaries, or governmental (federal, state or municipal) Liens arising out of contracts for the sale of products or services by the Parent Guarantor or any of its Subsidiaries, in each case, securing obligations that are not overdue by more than 30 days or which are being contested in compliance with Section 6.04, or deposits or pledges to obtain the release of any of the foregoing Liens;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, government contracts, supply agreements, utilities, performance and return-of money bonds contracts, surety and appeal bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           licenses, leases, or subleases granted to third Persons or to the Parent Guarantor or its Subsidiaries by the Parent Guarantor and its Subsidiaries in the ordinary course of business;

(f)            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Parent Guarantor and its Subsidiaries (excluding deposits securing the repayment of Indebtedness);

(g)           Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry securing obligations under commodities agreements;

(h)           Liens arising in connection with Capital Lease Obligations; provided that no such Lien shall extend to or cover any assets other than the assets subject to the applicable capital leases;

(i)            any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii);

(j)            Liens on any property or assets of any Person existing at the time such Person is merged into or consolidated with the Parent Guarantor or any Subsidiary, provided that such Lien was not incurred in contemplation thereof and does not extend to any other property of the Parent Guarantor or any of its Subsidiaries;

(k)           Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)          judgment Liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VIII;

(n)           Liens solely on cash earnest money deposits made by Parent Guarantor or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; provided that such Liens are granted on customary business terms and in the ordinary course of business of the Parent Guarantor or such Subsidiary; and

(o)           Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, in each case existing solely with respect to cash or cash equivalents.

“Permitted Financing Transactions” means any advance to the Parent Guarantor by UBS Bank USA or any of its Affiliates and any other advance or extension of credit (including pursuant to a repurchase agreement) to the Parent Guarantor, in each case that is secured solely by auction rate securities (and the proceeds thereof and distributions thereon) owned by the Parent Guarantor or sold by the Parent Guarantor pursuant to a repurchase agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Dates” means the last Business Day of each fiscal quarter of the Parent Guarantor in each of its fiscal years, the first of which shall be the first such day after the date hereof.

“Receivables” means all rights of the Parent Guarantor or any of its Subsidiaries to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified (or, in the case of future rights to payments, are expected to be identified) in the accounting records of the Parent Guarantor or such Subsidiary as accounts receivable, as determined in accordance with GAAP.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees and agents of such Person and of such Person’s Affiliates.

“Rental and Lease Expense” means, for any Measurement Period, all items that, in accordance with GAAP, would be classified as rental and lease expense that are included in selling, general and administrative expenses on the consolidated statement of earnings of the Parent Guarantor, in each case determined in accordance with GAAP, provided that Rental and Lease Expense shall not include any Rental and Lease Expense incurred during the Measurement Period under leases that have been assigned to and assumed by any Person (other than the Parent Guarantor or a Subsidiary) or that constitute or relate to discontinued operations for which the Parent Guarantor is no longer obligated.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the total Loans and unused Commitments at such time.

“Restricted Date” has the meaning set forth in the definition of “Subsidiary”.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of liabilities of such Person, (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital.

“Specified Subsidiary” means, with respect to any fiscal year of the Parent Guarantor, any Domestic Subsidiary which accounted for an amount equal to or greater than

20% of the consolidated aggregate revenues of the Parent Guarantor for such fiscal year, provided that, if, in any fiscal year of the Parent Guarantor, the Subsidiaries (other than the Borrower), on a collective basis, accounted for more than 50% of the consolidated aggregate revenues of the Parent Guarantor for such fiscal year, then the percentage amount stated in the clause preceding the proviso clause of this definition shall be automatically and permanently reduced to 5%.

“Statutory Reserve Rate” means, for the Interest Period for Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to Regulation D of the Board.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Agreement” has the meaning set forth in Section 6.10.

“Subject Provision” has the meaning set forth in Section 6.10.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Parent Guarantor.  Notwithstanding the foregoing, UK Distribution Holdings and its Subsidiaries shall be deemed not to constitute “Subsidiaries” of the Parent Guarantor for the purposes of this Agreement and the other Loan Documents; provided that, (a) this sentence shall not apply to the definition of “Total Assets” set forth in Section 1.01 and (b) the Parent Guarantor may specify in a written notice to the Administrative Agent (the date thereof, the “Restricted Date”) that UK Distribution Holdings and its Subsidiaries shall thereafter be treated as “Subsidiaries” of the Parent Guarantor for the purposes of this Agreement and the other Loan Documents, provided that, (i) immediately before and after the Restricted Date, no Default shall have occurred and be continuing, including, on a pro forma basis, pursuant to the covenants set forth in Section 7.07 (and the Parent Guarantor shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such covenants) and (ii) the Parent Guarantor may not subsequently specify that UK Distribution Holdings and its Subsidiaries shall no longer be treated as “Subsidiaries” of the Parent Guarantor for the purposes of this Agreement and the Loan Documents.  If the Restricted Date occurs, UK Distribution Holdings and its Subsidiaries shall be deemed to have incurred on such date any Indebtedness or Liens of UK Distribution Holdings or such Subsidiary existing on such date.

“Subsidiary Guarantor” means BBC Investment Co., BBC Property Co., and each Specified Subsidiary that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.08.

“Tangible Net Worth” means, as of any date, the sum for the Parent Guarantor and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

(a)           the total assets of the Parent Guarantor and its Subsidiaries as shown on the consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the fiscal quarter or fiscal year of the Parent Guarantor most recently ended on or prior to such date prepared in accordance with GAAP, minus

(b)           the total liabilities of the Parent Guarantor and its Subsidiaries as shown on such consolidated balance sheet, minus

(c)           the net book amount of all assets of the Parent Guarantor and its Subsidiaries shown as intangible assets on such consolidated balance sheet.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means, as of any date, for the Parent Guarantor and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the total assets of the Parent Guarantor and its Subsidiaries as shown on the consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the fiscal quarter or fiscal year of the Parent Guarantor most recently ended prior to such date for which financial statements are available, prepared in accordance with GAAP.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Distribution Holdings” means CPW Distribution Holdings Limited (anticipated to be renamed Best Buy Distribution Holdings Limited or such other name to be determined), a limited company incorporated in England and Wales with registered number 06534088.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar  Loan”).

SECTION 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Parent Guarantor notifies the Administrative Agent that the Parent Guarantor requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Guarantor that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding the foregoing, all liabilities under or in respect of any lease (whether now outstanding or at any time entered into or incurred) that, under GAAP as in effect on the Effective Date, would be accrued as Rental and Lease Expense and would not constitute a Capital Lease Obligation, shall continue to be treated as Rental and Lease Expense in accordance with GAAP as in effect on the Effective Date and shall not constitute a Capital Lease Obligation, in each case, for purposes of the financial covenants set forth in Section 7.07 and all defined terms as used therein (it being understood that the intent of this sentence is to avoid the double counting of such liabilities in connection with calculations under such covenants).

ARTICLE II

THE CREDITS

SECTION 2.01  The Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make one or more Loans in Dollars to the Borrower on up to four separate Business Days during the Availability Period in an aggregate principal amount not exceeding its Commitment.  The Loans made on each Business Day during the Availability Period shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $37,500,000; provided that Loans may be in an aggregate principal amount that is equal to the entire unused balance of the aggregate Commitments.  Amounts prepaid or repaid in respect of the Loans may not be reborrowed.

SECTION 2.02  Loans and Borrowings.

(a)           Obligations of Lenders.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Type of Loans.  Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings.  Each Eurodollar Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $500,000.  Each ABR Borrowing shall be in an aggregate amount equal to $2,000,000 or a larger multiple of $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 7 Eurodollar Borrowings outstanding.

(d)           Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 2.03  Requests for Borrowings.

(a)           Notice by the Borrower.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 1:00 pm, New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 3:00 p.m., New York City time, the same Business Day as the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit G and signed by the Borrower.

(b)           Content of Borrowing Requests.  Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(c)           Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)           Failure to Elect.  If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of seven days’ duration.

SECTION 2.04  Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time (or, in the case of any ABR Loan, 4:00 p.m. New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower from time to time by notice to the Administrative Agent.

(b)           Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05  Interest Elections.

(a)           Elections by the Borrower for Borrowings.  The Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Content of Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d)           Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Eurodollar Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of seven days’ duration.

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (B) unless repaid, each Eurodollar Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.06  Termination and Reduction of the Commitments.

(a)           Scheduled Termination.  Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b)           Voluntary Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each partial reduction of the Commitments shall be in an amount that is $5,000,000 or a larger multiple thereof.

(c)           Notice of Voluntary Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)           Effect of Termination or Reduction.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07  Repayment of Loans; Evidence of Debt.

(a)           Repayment.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Commitment Termination Date.

(b)           Manner of Payment.  Prior to any repayment or prepayment of any Borrowings hereunder, and subject (in the case of a prepayment) to any applicable provisions of Section 2.08, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c)           Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)           Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Promissory Notes.  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in customary form reasonably satisfactory to the Borrower and the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times

(including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

SECTION 2.08  Prepayment of Loans.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section.

(b)           Mandatory Prepayments.

(i)            Equity Issuances.  Upon any Equity Issuance, the Borrower shall prepay the Loans, and/or the Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Available Proceeds thereof, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (iii) of this paragraph.

(ii)           Sale of Assets.  Without limiting the obligation of the Parent Guarantor to obtain the consent of the Required Lenders pursuant to Section 7.04 to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Disposition (herein, the “Current Disposition”), and of all prior Dispositions as to which a prepayment has not yet been made under this paragraph, shall exceed $20,000,000 then, no later than five Business Days prior to the occurrence of the Current Disposition, the Parent Guarantor will deliver to the Lenders a statement, certified by a Financial Officer of the Parent Guarantor, in form and detail satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of the Current Disposition and of all such prior Dispositions and will prepay the Loans, and/or the Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition and such prior Dispositions, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (iii) of this paragraph.

(iii)          Application.  Prepayments and/or reductions of Commitments pursuant to this paragraph shall be applied as follows:  (A) first, to prepay any outstanding Loans, and (B) second, to reduce the aggregate amount of the Commitments.

(c)           Notices, Etc.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, any other information required to be in such notice pursuant to Section 2.07(b) and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06.  Promptly following receipt of any such notice relating to a

Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09  Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 0.50% on the average daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date such Commitment terminates.  Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date the Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Funding Fees.  The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a funding fee in an amount equal to 1.00% of the aggregate principal amount of the Loans made in excess of $37,500,000, calculated in respect of such excess, payable on the date each such Loan is made.

(c)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower or the Parent Guarantor and the Administrative Agent.

(d)           Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and funding fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.10  Interest.

(a)           ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)           Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c)           Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)           Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand; (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)           Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11  Alternate Rate of Interest.  If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12  Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes referred to in Section 2.14); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of the Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(c) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.16(b) of any Eurodollar Loan other than on the last day of the Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurocurrency market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14  Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including Other Taxes), provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make or cause to be made such deductions and (iii) the Borrower shall timely pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Other Taxes, and Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section, but excluding Excluded Taxes under all circumstances) paid by the Administrative Agent or such Lender, as the case may be, and any penalties and interest  arising therefrom or with respect thereto, whether or not such Indemnified Taxes (including Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability, prepared in good faith and delivered to the Borrower by a Lender (with a copy to the

Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower shall not be obligated to indemnify for any Indemnified Taxes (including Other Taxes) if a written demand therefor is not made by the Administrative Agent or Lender, as the case may be, within 120 days of the imposition of such Taxes.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes (including Other Taxes) by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Foreign Lender Tax Certifications.  Each Foreign Lender shall (i) furnish on or before the date on which it becomes a party to this Agreement either (x) two accurate and complete originally excuted U.S. Internal Revenue Service Form W-8BEN (or successor form), (y) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8ECI (or sucessor form), and/or (z) two accurate and complete originally executed U.S. Internal Service Form W-8IMY (together with the forms described in clauses (x) and (y), as required) certifying, in each case, to such Foreign Lender’s legal entitlement to a complete exemption from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN (or sucessor form) or Form W-8ECI (or sucessor form) and/or Form W-8IMY (or sucessor form) upon the expiration of or obsolescence of any previously delivered form to reconfirm complete exemption from U.S. federal withholding tax with respect to any interest payment hereunder to the extent (in case of this clause (ii)) such Foreign Lender is legally able to do so; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit F together with a Form W-8BEN.  Notwithstanding any other provision of this paragraph, a Foreign Lender that is an assignee shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.  For the avoidance of doubt, the legal inability of a Foreign Lender to provide such documentation shall not cause any tax to be an Excluded Tax in circumstances where such inability arises solely due to a change in law, or a change in the interpretation or application of any law, subsequent to the date the Foreign Lender becomes a party to this Agreement.  Subject to Section 2.14(a), if any Foreign Lender fails to provide the certifications described in this paragraph, each such Foreign Lender acknowledges that the Borrower and the Administrative Agent shall be entitled to deduct and withhold any Taxes imposed by the United States or any taxing authority thereof or therein, to the extent required by law.

(f)            U.S. Lender Tax Certifications.  Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Code and is not an exempt recipient within the meaning of Treasury Regulations Section 1.06049-4(c), shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Service Form W-9, or any successor form that such person is entitled to provide, establishing that the Lender is not subject to United States back-up withholding Tax.

(g)           Cooperation in Contesting Indemnified Taxes.  If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes (including Other

Taxes) for which additional amounts have been paid under this Section 2.14, the Adminsitrative Agent or the relevant Lender, as the case may be, shall cooperate with the Borrower in challenging such Indemnified Taxes (including Other Taxes) at the Borrower’s expense, if so requested by the Borrower in writing; provided that, in the sole discretion, exercised in good faith, of the Administrative Agent or such Lender, as the case may be, doing so would not materially prejudice the Administrative Agent or such Lender, and the Administrative Agent or such Lender would not be required to disclose any information it considers proprietary or make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)           Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes (including Other Taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes (including Other Taxes) giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to disclose any information it considers proprietary or make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.15  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Payments by the Obligors.  Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, Section 2.13 or Section 2.14, or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Section 2.12, Section 2.13, Section 2.14 and Section 10.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All amounts owing under this Agreement are payable in Dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing shall be made from the Lenders, each payment of commitment fees and funding fees under Section 2.09 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.06 or 2.08(b) shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent Guarantor or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

(e)           Payments by the Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or Section 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16  Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of such Lender or each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the related

Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld;

(ii)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.04;

(iii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv)          in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(v)           such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

GUARANTEE

SECTION 3.01  The Guarantee.  The Guarantors hereby jointly and severally guarantee to each Lender, each other holder of a Guaranteed Obligation (as hereinafter defined) and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, in each case strictly in accordance with the terms thereof and including all interest, fees and expenses accrued or incurred subsequent to the commmencement of any bankruptcy or insolvency proceedings with respect to the Borrower, whether or not such interest, fees or expenses are allowed as a claim in such proceeding (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02  Obligations Unconditional.  The obligations of the Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i)            at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein  shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)          any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03  Reinstatement.  The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04  Subrogation.  The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05  Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 3.01.

SECTION 3.06  Instrument for the Payment of Money.  To the fullest extent permitted by N.Y. Civ. Prac. L&R § 3213 and other applicable law, each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion action under N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07  Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08  Rights of Contribution.  The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, then each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro

Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09  General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Parent Guarantor and the Borrower jointly and severally represent and warrant to the Lenders the Administrative Agent and the Lenders that:

SECTION 4.01  Organization.  Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

SECTION 4.02  Authorization; Enforceability.  The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by each Obligor identified herein as a signatory party hereto and constitutes, and each of the other Loan Documents to which any Obligor is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03  Governmental Approvals; No Conflicts.  The Transactions:  (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) do not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Obligor or any order of any Governmental Authority, and (c) do not constitute a default under any material indenture, agreement or other instrument binding upon the Parent Guarantor or any of its Subsidiaries.

SECTION 4.04  Financial Condition; No Material Adverse Change.

(a)           Financial Condition.  The Parent Guarantor’s consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows (i) as of and for the fiscal year ended March 1, 2008, reported on by Deloitte & Touche LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended August 30, 2008, certified by the chief financial officer of the Parent Guarantor, present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii).  The Parent Guarantor has heretofore furnished to the Lenders a cash flow forecast through December 31, 2008, which projections shall be updated from time to time pursuant to Section 6.01(e).  Such projections, as so updated, are believed by the Parent Guarantor at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith based upon assumptions believed by the Parent Guarantor to be reasonable at the time made and upon the best information then available to the Parent Guarantor, and the Parent Guarantor is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(b)           No Material Adverse Change.  There has been since March 1, 2008 no material adverse change in the business, assets, operations, or condition (financial or otherwise) of the Parent Guarantor and its Subsidiaries taken as a whole.

SECTION 4.05  Properties.  Except in respect of matters that would not reasonably be expected to have a Material Adverse Effect, the Parent Guarantor and its Subsidiaries have title to, or leasehold interests in, or the use of, property sufficient to conduct their business, except for defects in title that do not interfere with their ability to conduct their business.

SECTION 4.06  Litigation and Environmental Matters.

(a)           Actions, Suits and Proceedings.  (i) There are no material actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Parent Guarantor, threatened against or affecting the Parent Guarantor or any of its Subsidiaries, except as disclosed in the Annual Report on Form 10-K of the Parent Guarantor for the fiscal year ended March 1, 2008 as filed with the Securities and Exchange Commission.  (ii) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Parent Guarantor, threatened against or affecting the Parent Guarantor or any of its Subsidiaries that purport to affect the legality, validity or enforceability of any Loan Document, the borrowing or repayment of any Loans.

(b)           Environmental, Health and Safety Laws.  Neither the Parent Guarantor nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

SECTION 4.07  Compliance with Laws and Agreements.  Each of the Parent Guarantor and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 4.08  Investment Company Status.  No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09  Taxes.  Each of the Parent Guarantor and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11  Subsidiaries.

(a)           Subsidiaries.  Set forth in Schedule 4 is a complete and correct list as of the date hereof of (i) all of the Subsidiaries of the Parent Guarantor and (ii) each Subsidiary holding ownership interests in other Subsidiaries of the Parent Guarantor, together with, for each such Subsidiary, the jurisdiction of organization of such Subsidiary.  Schedule 4 separately identifies all Specified Subsidiaries and Material Subsidiaries as of the date hereof.

(b)           Restrictions on Subsidiaries.  None of the Subsidiaries of the Parent Guarantor is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 7.05.

SECTION 4.12  Federal Reserve Regulations.  Neither the Parent Guarantor nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  The value of all Margin Stock owned by the Parent Guarantor and its Subsidiaries (including, without limitation, all capital stock of the Parent Guarantor held by the Parent Guarantor in treasury) does not constitute more than 25% of the value of the consolidated assets of the Parent Guarantor.  The value of all Margin Stock owned by the Borrower and its Subsidiaries (including, without limitation, all capital stock of the Borrower held by the Borrower in treasury) does not constitute more than 25% of the value of the consolidated assets of the Borrower.

SECTION 4.13  Solvency.  On the Effective Date, each Obligor is, and after giving effect to the Transaction will be, Solvent.

ARTICLE V

CONDITIONS

SECTION 5.01  Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the Administrative Agent has received the following documents (or delivery of such documents is waived in accordance with Section 10.02):

(a)           Executed Counterparts.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Opinion of Counsel to the Obligors.  Opinions, dated the Effective Date, of General Counsel of the Parent Guarantor substantially in the form of Exhibit C and of Simpson Thacher & Bartlett LLP, special counsel for the Parent Guarantor substantially in the form of Exhibit D (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c)           Opinion of Milbank, Tweed, Hadley & McCloy LLP, New York Counsel to the Initial Lenders.  An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, New York counsel to the Initial Lenders, substantially in the form of Exhibit E (and each the Initial Lenders hereby instructs such counsel to deliver such opinion to the Lenders).

(d)           Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)           Officer’s Certificate.  A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Parent Guarantor, confirming, to the best knowledge of such Person, following due inquiry, compliance with the conditions set forth in the lettered clauses of the first sentence of Section 5.02 (except, in the case of clause (a) thereof, without giving effect to the parenthetical statement therein).

(f)            Other Documents.  Such other documents as the Administrative Agent or any Lender or Milbank, Tweed, Hadley & McCloy LLP, New York counsel to the Initial Lenders, may reasonably request.

The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower or the Parent Guarantor shall have agreed in writing to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, New York counsel to the Initial Lenders, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower or the Parent Guarantor).

The Administrative Agent shall notify the Borrower and the Lenders when it determines that this Agreement has become effective, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on November 7, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 5.02  Each Credit Event.  The obligation of each Lender to make any Loan is additionally subject to the satisfaction of the following conditions:

(a)           the representations and warranties of the Parent Guarantor and the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loan (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date);

(b)           at the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing; and

(c)           at the time of and immediately after giving effect to such Loan and the use of the proceeds therof, (x) the total Revolving Credit Exposures under (and as defined in) the Existing 5-Year Credit Agreement plus the aggregate principal amount of outstanding Competitive Loans under (and as defined in) the Existing 5-Year Credit Agreement shall equal at least $2,400,000,000 and (y) there shall not exist any available unused commitments to extend credit under the Existing 5-Year Credit Agreement.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower and the Parent Guarantor on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Parent Guarantor and the Borrower jointly and severally covenant and agree with the Lenders that:

SECTION 6.01  Financial Statements and Other Information.  The Parent Guarantor will furnish to the Administrative Agent and each Lender:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of the Parent Guarantor, the audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)           as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, the consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Parent Guarantor as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Parent Guarantor (i) certifying as to whether, to the best knowledge of such Financial Officer (following due inquiry), a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.07, and

(iii) stating whether any change in GAAP or in the application thereof has been given effect in the preparation of such financial statements that became effective after the date of the audited financial statements referred to in Section 4.04 and has not previously been reported in such a certificate and, if any such not previously reported change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent Guarantor to its shareholders generally, as the case may be;

(e)           as soon as available and in any event before 9 a.m. (New York City time) on the first Business Day of each calendar week and at such other times as may be reasonably requested by the Administrative Agent, as of the calendar week just ended, an updated cash flow forecast through December 31, 2008 prepared on a reasonable basis and in good faith based upon assumptions believed by the Parent Guarantor to be reasonable at the time made and from the best information then available to the Parent Guarantor, and which shall detail the Parent Guarantor’s U.S. domestic consolidated cash flow projections and contain an historical daily sources and uses of cash for the previous 30 days and such other information as the Administrative Agent may reasonably request; and

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Guarantor or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

The Parent Guarantor’s obligations under Sections 6.01(a) and (b) shall in any event be deemed sufficiently performed if the financial statements referred to therein are delivered by the time required under the applicable such Section in such form and content as permitted under the Exchange Act.  Documents required to be delivered pursuant to Section 6.01(a), (b) and (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission), may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Parent Guarantor posts such documents on www.sec.gov, or provides a link thereto, on the Parent Guarantor’s website at www.bestbuy.com.  All documents and notices required by this Section 6.01 shall be deemed sufficiently delivered when posted on the Parent Guarantor’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have ready access without charge (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent Guarantor shall deliver paper copies of such documents and notices to the Administrative Agent or any Lender that requests the Parent Guarantor to deliver such paper copies.

SECTION 6.02  Notices of Material Events.  The Parent Guarantor will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of, or receipt of notice of intention of any person to file or commence, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Guarantor, the Borrower or any of their respective Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent Guarantor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03  Existence; Conduct of Business.  The Parent Guarantor will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, authorizations and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04.

SECTION 6.04  Payment of Obligations.  The Parent Guarantor will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent Guarantor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05  Maintenance of Properties; Insurance.  The Parent Guarantor will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in working order and condition sufficient to permit the conduct of business in the ordinary course, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies (or with the Parent Guarantor’s captive self-insurance Subsidiary, so long as such arrangements are administered in accordance with sound business practices), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 6.06  Books and Records; Inspection Rights.  The Parent Guarantor will, and will cause each of its Subsidiaries to, keep proper books of record and account in such detail as is necessary to allow the delivery of the reports required by Section 6.01, in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with and as required by GAAP in all material respects.  The Parent Guarantor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (on its own behalf or as requested by any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 6.07  Compliance with Laws.  The Parent Guarantor will, and will cause each of its Subsidiaries to, comply with all laws (including ERISA and Environmental Laws) and rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.08  New Specified Subsidiaries to Become Subsidiary Guarantors.  With respect to each Subsidiary that becomes a Specified Subsidiary after the Effective Date, the Parent Guarantor will (a) within 30 Business Days after such Subsidiary becomes a Specified Subsidiary, cause such Subsidiary to duly execute and deliver to the Administrative Agent a Guarantee Assumption Agreement properly completed for such Subsidiary and in such number of counterparts as may reasonably be requested by the Administrative Agent and (b) deliver to the Administrative Agent within a reasonable time (not exceeding 30 days) after its request therefor, such proof of corporate action, incumbency of officers, opinions of counsel and other documents consistent with those delivered by the Subsidiary Guarantors pursuant to Section 5.01 on the Effective Date as may reasonably be requested by the Administrative Agent.  Nothing in this Agreement shall obligate the Administrative Agent or the Lenders to release or terminate the Guarantee under Article III of this Agreement or any Guarantee Assumption Agreement of any Subsidiary Guarantor which ceases to be a Specified Subsidiary.

SECTION 6.09  Use of Proceeds; Federal Reserve Regulations.  The Borrower will use the proceeds of the Loans for general corporate purposes in compliance with all applicable legal and regulatory requirements; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, and the Borrower will not permit the value of all Margin Stock owned by the Borrower and its Subsidiaries (including, without limitation, all capital stock of the Borrower from time to time held by the Borrower in treasury) to constitute more than 25% of the value of the consolidated assets of the Borrower.  The Parent Guarantor will not permit the value of all Margin Stock owned by the Parent Guarantor and its Subsidiaries (including, without limitation, all capital stock of the Parent Guarantor from time to time held by the Parent Guarantor in treasury) to constitute more than 25% of the value of the consolidated assets of the Parent Guarantor.

SECTION 6.10  Most Favored Lender Status.  If at any time after the Effective Date, the Existing 5-Year Credit Agreement or any other credit agreement, indenture, loan agreement, note purchase agreement or other similar agreement with respect to any Material

Indebtedness (other than any Indebtedness of the Parent Guarantor to any Subsidiary and of any Subsidiary to the Parent Guarantor or any other Subsidiary) (each a “Subject Agreement”) shall contain any covenant or any other provision measuring financial performance (however expressed and whether stated as a ratio, fixed threshold, event of default, mandatory prepayment provision, trigger with respect to collateral, review event or otherwise) that is not in effect on the date hereof and which is more beneficial to the lenders under such Subject Agreement, or is more restrictive on the Parent Guarantor or any of its Subsidiaries than the provisions of this Agreement (each, a “Subject Provision”), then the Parent Guarantor shall provide prompt written notice thereof to the Administrative Agent (and furnish the Administrative Agent a copy of the definitive documentation for such Subject Agreement).  Thereupon, unless waived in writing by the Required Lenders, such Subject Provision shall be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein effective as of the date when such Subject Provision became effective under such Subject Agreement.  Thereafter, upon the request of the Required Lenders, the Obligors shall enter into any additional agreement or amendment to this Agreement reasonably requested evidencing any of the foregoing.  Any Subject Provision incorporated into this Agreement pursuant to this Section 6.10 shall remain unchanged and shall not be deemed amended or waived under this Agreement notwithstanding any amendment or waiver of such Subject Provision under the applicable Subject Agreement.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Parent Guarantor and the Borrower jointly and severally covenant and agree with the Lenders that:

SECTION 7.01  Indebtedness.  The Parent Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           obligations under the Loan Documents;

(b)           any other Indebtedness existing on the Effective Date and described in Part A of Schedule 2 (and any Indebtedness that may be incurred after the Effective Date under commitments to extend such Indebtedness available on the Effective Date and so described), and Indebtedness the proceeds of which are used solely to refinance such Indebtedness;

(c)           Indebtedness secured by Liens permitted under Section 7.03(f) and (g);

(d)           Indebtedness secured by Liens permitted under Section 7.03(e), provided the amount of such Indebtedness at any time outstanding does not exceed 35% of the lower of cost (determined on an average cost basis) or market value of the Borrower’s real estate;

(e)           Indebtedness in respect of documentary letters of credit incurred in the ordinary course of business;

(f)            current liabilities, other than for borrowed money, incurred in the ordinary course of business; and

(g)           Indebtedness of any Subsidiary owing to the Parent Guarantor or any other Subsidiary.

SECTION 7.02  Guarantees by Subsidiaries.  The Parent Guarantor will not permit any Subsidiary to be or become liable on any Guarantee, except (a) Guarantees existing on the Effective Date, (b) Guarantees entered into by any Material Subsidiary in the ordinary course of its business and (c) Guarantees of the Indebtedness permitted by Section 7.01.

SECTION 7.03  Liens.  The Parent Guarantor will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset (other than any Inventory or Receivable) now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except:

(a)           Liens existing on the Effective Date and, if securing a liability in excess of $150,000,000, described in Part B of Schedule 2;

(b)           deposits or pledges, or cash collateral given to any financial institution that has issued a letter of credit, to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security or employee benefit obligations, daylight overdraft exposure or ACH obligations, or liabilities under or in respect of self-insurance programs, in the ordinary course of business of the Parent Guarantor;

(c)           Liens for taxes, fees, assessments and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings and for which whatever reserves required by GAAP have been established;

(d)           Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’, materialmen’s or mechanic’s liens and other similar liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of the business of the Parent Guarantor or such Subsidiary and which do not materially detract from the value of such properties;

(e)           subject to the limitation set forth in Section 7.01(d), Liens created or assumed in connection with the acquisition of real property by the Parent Guarantor or any Subsidiary, provided that such Liens attach only to the property acquired and secure only Indebtedness incurred solely to finance the acquisition of such property, and Liens on the same property securing any Indebtedness the proceeds of which are used solely to refinance such Indebtedness;

(f)            Liens securing Indebtedness and related obligations incurred to finance the acquisition or construction of capital assets not constituting real property or to reimburse the Parent Guarantor or a Subsidiary for expenditures made to acquire or construct such capital assets, incurred by the same obligor to extend, renew, refinance, refund or replace any such Indebtedness;

(g)           Liens securing Indebtedness incurred in connection with Permitted Financing Transactions in an aggregate principal amount not at any time exceeding $150,000,000; and

(h)           Permitted Encumbrances.

SECTION 7.04  Fundamental Changes.

(a)           Mergers, Consolidations, Sales of Assets, Etc.  The Parent Guarantor will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary (other than the Borrower) may merge into the Parent Guarantor in a transaction in which the Parent Guarantor is the surviving corporation, (ii) any Subsidiary (other than the Borrower) may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary (other than the Borrower) may sell, transfer, lease or otherwise dispose of its assets to the Parent Guarantor or to another Subsidiary and (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Parent Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Parent Guarantor and is not materially disadvantageous to the Lenders.

(b)           Lines of Business.  The Parent Guarantor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Guarantor and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 7.05  Restrictive Agreements.  The Parent Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Guarantor or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent Guarantor or any other Subsidiary or to Guarantee Indebtedness of the Parent Guarantor or any other Subsidiary; provided that:

(i)            the foregoing shall not apply to (x) restrictions and conditions imposed by law, by this Agreement or by the Existing 5-Year Credit Agreement, (y) restrictions and conditions existing on the date hereof identified on Schedule 3 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (z) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and

(ii)           clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (y) restrictions or conditions imposed by any agreement or instrument relating to Indebtedness permitted by this Agreement, provided that, in the case of this sub-clause (y), (A) except in the case of any such Indebtedness incurred by Foreign Subsidiaries, (1) any such restriction shall not prohibit, restrict or impose conditions on the ability of the Parent Guarantor or any Subsidiary to create, incur or permit to exist any Lien upon its Inventory or Receivables and (2) the Parent Guarantor or any Subsidiary may not create, incur or permit to exist any Lien securing the Indebtedness under such agreement or instrument unless the Indebtedness under this Agreement is equally and ratably secured thereby and (B) in the case of any such Indebtedness incurred by Foreign Subsidiaries, such restrictions or conditions shall apply only to property or assets owned by Foreign Subsidiaries and (z) customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 7.06  Transactions with Affiliates.  The Parent Guarantor will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Parent Guarantor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Parent Guarantor and its Subsidiaries not involving any other Affiliate.

SECTION 7.07  Certain Financial Covenants.

(a)           Cash Flow Leverage Ratio.  The Parent Guarantor will not permit the Cash Flow Leverage Ratio on the last day of any fiscal quarter to exceed 3.50 to 1.00.

(b)           Interest Coverage Ratio.  The Parent Guarantor will not permit the Interest Coverage Ratio, as at the end of any fiscal quarter for the Measurement Period then ending, to be less than 2.75 to 1.00.

SECTION 7.08  Investments in UK Distribution Holdings and its Subsidiaries.  Prior to the Restricted Date, the Parent Guarantor will not, and will not permit any of its Subsidiaries to, make any Investments in UK Distribution Holdings or its Subsidiaries unless, on the date of any such Investment, after giving effect thereto, the aggregate amount of all such Investments does not exceed the sum of (i) the Initial Purchase Price and (ii) 10% of Total Assets.

SECTION 7.09  Optional Prepayments.  At any time that any Loans are outstanding hereunder, the Parent Guarantor will not, and will not permit any of its Subsidiaries to, make any optional payment or optional prepayment of (or otherwise exercise any optional right to purchase, redeem, retire or otherwise acquire for value) the principal of or interest on, or any other amount owing in respect of the Existing 5-Year Credit Agreement or any other Subject Agreement.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any other Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Parent Guarantor or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.02, Section 6.03 (with respect to the Parent Guarantor’s and the Borrower’s existence) or Section 6.08 or in Article VII and (ii) Section 6.01 and such failure shall continue unremedied for a period of five or more Business Days;

(e)           any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days (or, in the case of any Subject Provision applicable and incorporated herein pursuant to and in accordance with Section 6.10, such grace period, if any, as may be applicable thereto in the applicable Subject Agreement) after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f)            the Parent Guarantor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material

Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto); provided that any such failure with respect to any Indebtedness arising from the purchase of goods or services by the Parent Guarantor that is being contested in good faith by appropriate proceedings shall not constitute an Event of Default as long as the Parent Guarantor’s or such Subsidiary’s title to any substantial part of its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in conformity with GAAP;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Guarantor or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Parent Guarantor or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) generally not be paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (vi) make a general assignment for the benefit of creditors or (vii) take any action to authorize or effect any of the actions set forth above in this clause (i);

(j)            one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 shall be rendered against the Parent Guarantor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Guarantor or any of its Subsidiaries to enforce any such judgment;

(k)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            lessors under leases of real property with an aggregate fair market value (determined under the most recent available appraisals thereof) in excess of $50,000,000 to which the Parent Guarantor or any Subsidiary is a party, any lender to any such lessor(s), or any trustee, agent or other representatives of any lender to, or the holders of any securities issued by, any such lessor(s), shall exercise any remedy they may have against the Parent Guarantor, any Subsidiary or any leased property that (i) involves payment by the Parent Guarantor or any Subsidiary of an amount in excess of $150,000,000 or (ii) could reasonably be expected to result in a Material Adverse Effect; or

(m)          a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

ARTICLE IX

AGENCY

SECTION 9.01  Administrative Agent.  Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Guarantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02 and Article VIII) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent Guarantor or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, or required if an Event of Default under clauses (a), (b), (h) or (i) of Article VIII has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor

Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

SECTION 9.02  Bookrunners, Etc..  Anything herein to the contrary notwithstanding, none of the Joint Bookrunners and the Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01  Notices.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(i)            if to the Parent Guarantor, the Borrower or any Subsidiary Guarantor, to Best Buy Co., Inc. at 7601 Penn Avenue South, Richfield, MN 55423, Attention:  Sheila Colgan, Director, Treasury (Telecopier No. (952) 430-6389; Telephone No. 612-291-9274; email sheila.colgan@bestbuy.com);

(ii)           if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Claudia Correa (Telephone No. (713)-750-2128; Telecopy No. (713) 750-2782, email  claudia.x.correa@jpmchase.com) and Sylvia Trevino (Telephone No. (713) 750-3536, email sylvia.trevino@chase.com), with a copy to JPMorgan Chase Bank, N.A., 4 New York Plaza, 4th Floor, New York,  New York 10004, Attention of Ruby Tulloch (Telephone No. (212) 623-7541; Telecopy No. (212) 623-0806, email ruby.tulloch@jpmorgan.com); and

(iii)          if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).

SECTION 10.02  Waivers; Amendments.

(a)           No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent Guarantor, the Borrower and the Required Lenders or by the Parent Guarantor, the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)            increase the Commitment of any Lender without the written consent of such Lender,

(ii)           reduce the principal amount of any Loan outstanding to any Lender or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of such Lender,

(iii)          postpone the scheduled date of payment of the principal amount of any Loan outstanding to any Lender, or any interest thereon, or any fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment of any Lender, without the written consent of such Lender,

(iv)          change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby, or

(v)           change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

(vi)          release the Parent Guarantor from its guarantee obligations under Article III or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under Article III, without the written consent of each Lender;

and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (y) that any modification or supplement of Article III shall require the consent of each Guarantor.

SECTION 10.03  Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one firm of counsel for the Indemnitees and of any separate counsel that may be required in light of any conflicting interests among Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Parent Guarantor or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Guarantor or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are several obligations.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 10.04  Successors and Assigns.

(a)           Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.

(i)            Assignments Generally.  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of the Commitments or Loans to a Lender or an Affiliate of Lender.

(ii)           Certain Conditions to Assignments.  Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their respective Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)          Effectiveness of Assignments.  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13,

2.14 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          Maintenance of Register.  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Acceptance of Assignments by Administrative Agent.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Participations.

(i)            Participations Generally.  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and

2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(d) as though it were a Lender.  Each Lender selling participations shall keep a register in which it shall record the name of each Participant to which such Lender sells participations and the amount and terms of such participations, acting for this purpose as an agent of the Borrower.

(ii)           Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(d)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05  Survival.  All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of  Section 2.12, Section 2.13, Section 2.14, Section 3.03 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06  Counterparts; Integration; Effectiveness; Electronic Execution

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Parent Guarantor and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09  Governing Law; Jurisdiction; Etc.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Submission to Jurisdiction.  Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the

Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 10.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11  Judgment Currency.  This is an international loan transaction in which the specification of Dollars and payment in New York City (the “Specified Place”) is of the essence, and Dollars shall be the currency of account in all events relating to the Loans.  The payment obligations of each Obligor under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transfer to the Specified Place under normal banking procedures does not yield the amount of Dollars at the Specified Place due hereunder.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (the “Second

Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of each Obligor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to the Specified Place with the amount of the Second Currency so adjudged to be due; and each Obligor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of Dollars so purchased and transferred.

SECTION 10.12  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.13  Treatment of Certain Information; Confidentiality.

(a)           Treatment of Certain Information.  Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Parent Guarantor or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Obligor hereby authorizes each Lender to share any information delivered to such Lender by the Parent Guarantor and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, with any Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b)           Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section or other provisions at least as restrictive as this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Obligors and their obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than an Obligor.  In addition, each of the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in conenction with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section, “Information” means all information received from any Obligor or any of its Subsidiaries relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by an Obligor or any of its Subsidiaries; provided that, in the case of information received from an Obligor or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information in accordance with such Person’s customary procedures for handling confidential information of such nature.

EACH LENDER AND THE ADMINISTRATIVE AGENT ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE OBLIGORS AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY OBLIGOR OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE OBLIGORS AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE OBLIGORS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

UNLESS EXPRESSLY INDICATED OTHERWISE IN WRITING BY AN OBLIGOR (OR OTHERWISE PUBLICLY DISCLOSED BY AN OBLIGOR IN CONNECTION WITH ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION), ALL INFORMATION PROVIDED BY OR ON BEHALF OF THE PARENT GUARANTOR (OR THE OTHER OBLIGORS) PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE TREATED BY THE LENDERS AS MATERIAL NON-PUBLIC INFORMATION.

SECTION 10.14  USA PATRIOT Act.  Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with said Act.

SECTION 10.15  No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors.  Each Obligor agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and such Obligor, its stockholders or its affiliates.  Each Obligor acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and such Obligor, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of such Obligor, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of such Obligor with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising such Obligor on other matters) or any other obligation to such Obligor except the obligations expressly set forth in the Loan Documents and (iv) such Obligor has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each Obligor further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, in connection with such transactions or the process leading thereto.

SECTION 10.16  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

BEST BUY STORES, L.P.

By:	BBC Property Co.,
its General Partner

By	/s/ Ryan D. Robinson
Name: Ryan D. Robinson
Title: SVP, U.S. SBU CFO and Treasurer

PARENT GUARANTOR

BEST BUY CO., INC.

By	/s/ Ryan D. Robinson
Name: Ryan D. Robinson
Title: SVP, U.S. SBU CFO and Treasurer

SUBSIDIARY GUARANTORS

BBC PROPERTY CO.

By	/s/ Ryan D. Robinson
Name: Ryan D. Robinson
Title: SVP, U.S. SBU CFO and Treasurer

BBC INVESTMENT CO.

By	/s/ Ryan D. Robinson
Name: Ryan D. Robinson
Title: SVP, U.S. SBU CFO and Treasurer

LENDERS

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By	/s/ Barry K. Bergman
Name: Barry K. Bergman
Title: Managing Director

UBS LOAN FINANCE LLC

By	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Jennifer D. Barrett
Name: Jennifer D. Barrett
Title: Senior Vice President

GOLDMAN SACHS BANK USA

By	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

SCHEDULE 1

Commitments

Name of Lender	Title	Commitment
JPMorgan Chase Bank, N.A.	Administrative Agent	$37,500,000
Goldman Sachs Bank USA	Syndication Agent	$37,500,000
UBS Loan Finance LLC	Syndication Agent	$37,500,000
Wells Fargo Bank, National Association	Syndication Agent	$37,500,000
	TOTAL:	$150,000,000

SCHEDULE 2

Existing and Available Indebtedness: Certain Existing Liens

Part A:  Existing and Available Indebtedness as of October 4, 20081

	$ in Millions
Best Buy Domestic Indebtedness [2]
Credit Agreement due 2012	$1,503.1
6.75% Notes due 2013	500.0
2.25% Convertible Subordinated Debentures due 2022	402.5
Financing Lease Obligations	159.1	[3]
Capitalized Lease Obligations (e.g., computer equipment, vehicles, cash registers, telephones, security and other equipment)	46.1
Property Mortgage	8.4
Other	1.3	[4]
Sub-Total Best Buy Domestic	2,620.5

Best Buy Shanghai Short and Long-Term Debt [5]	20.5	[6] [7]

Jiangsu Five Star Short and Long-Term Debt [5]	22.3	[7]

Best Buy Europe Distributions Ltd. Indebtedness [8]	452.7	9 10

Best Buy Canada, Ltd. Indebtedness [11]
Financing Lease Obligations	35.8	[3]
Capitalized Lease Obligations (e.g., computer equipment, vehicles, cash registers, telephones, security and other equipment)	16.5
Inventory Financing Facilities	12.6	[12]
Short and Long-Term Debt	0.0	[13]
Sub-Total Best Buy Canada, Ltd.	64.9

1 Balances approximate the amounts outstanding as of the Effective Date in all material respects.

2 Best Buy Domestic Indebtedness refers to all Best Buy Co., Inc. entities not separately included herein.

3 Amounts reimbursed from landlords on financing leases are recorded as financing lease obligations.

4 Amounts due to former owners of AudioVisions, Inc., a wholly owned subsidiary.

5 Chinese yuan (“CNY”) amounts are converted into US dollars assuming the exchange rate in effect as of August 2, 2008 of 1 USD = 6.8 CNY.

6 Best Buy Shanghai, Ltd. has two available revolving bank lines of credit as of the Effective Date.  The first line of credit is in the amount of CNY 215 million and the second line of credit is in the amount of CNY 200 million.  The amount shown above is the total amount outstanding under these bank lines of credit as of the month ended August 2, 2008.

7 Best Buy Co., Inc. has elected to consolidate the financial results of its Chinese affiliates on a two month lag.  Therefore, the amount shown above is as of August 2, 2008.

8 Great British pound (“GBP”) amounts are converted into US dollars assuming the exchange rate in effect as of August 2, 2008 of 1 USD = .51 GBP.

9 Best Buy Europe Distributions Ltd. has an available revolving bank line of credit as of the Effective Date in the amount of GBP 475 million.  The amount shown above is the total amount outstanding under this bank line of credit as of the month ended August 2, 2008.

10 Best Buy Co. Inc. has elected to consolidate the financial results of Best Buy Europe Distributions Ltd on a two month lag.  Therefore, the amount shown above is as of August 2, 2008

11 Canadian dollar (“CAD”) amounts are converted into US dollars assuming the exchange rate in effect as of October 4, 2008 of 1 USD = 1.08 CAD.

12 Best Buy Canada, Ltd. has access to an inventory financing facility totaling US$25 million.  The amount shown above reflects the amount included in other current liabilities as of the month ended October 4, 2008.

13 Best Buy Canada, Ltd./Magasins Best Buy Ltee (“Best Buy Canada”) has an available unsecured revolving bank line of credit as of the Effective Date in the amount of CAD 50 million with a CAD 50 million seasonal adjustment .  The seasonal adjustment expires on December 31, 2008.  The amount shown above is the total amount outstanding under this bank line of credit as of the month ended October 4, 2008.

SCHEDULE 2

Existing and Available Indebtedness: Certain Existing Liens

Part B:  Certain Existing Liens

Best Buy Co., Inc. Inventory Financing Facilities

Best Buy Canada, Ltd. Inventory Financing Facilities

Capitalized Lease Obligations (e.g., computer equipment, vehicles, cash registers, telephones, security and other equipment)

Property Mortgage (Galyan’s, Richfield, Minnesota)

Mortgages related to Best Buy’s Chinese affiliates